UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2022

Aquestive Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-38599	82-3827296
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Technology Drive
Warren, NJ 07059
(908) 941-1900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

________________________________________________________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AQST	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Aquestive Therapeutics, Inc. (the “Company”) entered into a License and Supply Agreement with Atnahs Pharma UK Limited, a company registered in England and Wales ("Pharmanovia"), effective as of September 26, 2022 (the "License and Supply Agreement") pursuant to which Aquestive granted Pharmanovia an exclusive license to certain of the Company's intellectual property to develop and commercialize LibervantTM (diazepam) Buccal Film (the "Product") for the treatment of prolonged or acute, convulsive seizures in all ages in countries of the European Union, the United Kingdom, Switzerland, Norway and the Middle East and North Africa (the "Territory") during the term of the License and Supply Agreement. Pharmanovia will lead the regulatory and commercialization activities for Libervant in the Territory and Aquestive will serve as the exclusive sole manufacturer and supplier for Libervant in the Territory. Pursuant to the License and Supply Agreement, the Company will receive $3.5 million no later than September 30, 2022 and, upon the occurrence of certain conditions set forth in the License and Supply Agreement, additional milestone payments and profit shares, as well as manufacturing fees and royalty fees through the expiration of the License and Supply Agreement.

The License and Supply Agreement contains customary termination provisions for each of the Company and Pharmanovia under certain circumstances, including the right to terminate the License and Supply Agreement by either party upon three (3) months' written notice to the other party if Pharmanovia fails to file for regulatory approval of the Product in a country in the Territory within three (3) years of the effective date of the License and Supply Agreement, subject to good faith discussion between the Parties relating to such failure during the three (3) month period prior to delivery of such notice.

The License and Supply Agreement also includes customary representations, warranties and covenants of the Company and Pharmanovia. The representations and warranties made by each party were made solely for the benefit of the other party and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk between the parties to the License and Supply Agreement if those statements prove to be inaccurate; (ii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iii) were made only as of the date of the License and Supply Agreement or such other periods of time as may be specified in the License and Supply Agreement.

The License and Supply Agreement also contains customary insurance provisions and indemnification provisions pursuant to which each of the parties has agreed to indemnify the other party against losses associated with third party claims resulting from certain events, including breaches of representations, warranties, and covenants, and certain other matters.

This summary of the License and Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the License and Supply Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 and incorporated therein by reference.

Item 8.01 Other Events.

On September 28, 2022, Aquestive Therapeutics, Inc. (the "Company") issued a press release announcing the execution of that certain License and Supply Agreement, effective as of September 26, 2022, with Atnahs Pharma UK Limited, a global lifecycle management healthcare company registered in England and Wales, to develop and commercialize LibervantTM (diazepam) Buccal Film for the treatment of prolonged or acute, convulsive seizures in all ages, across the European Union, United Kingdom, Switzerland, and Norway, as well as countries in the Middle East and North Africa (MENA). A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description

99.1	Aquestive Therapeutics Press Release dated September 28, 2022 Announcing License and Supply Agreement for LibervanttTM (diazepam) Buccal Film for European and MENA Markets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2022	Aquestive Therapeutics, Inc.

	By:	/s/ A. Ernest Toth, Jr
Name: A. Ernest Toth, Jr.
Title: Chief Financial Officer
(Principal Financial Officer)